Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201596
Prospectus Supplement No. 22
(to Prospectus dated February 25, 2015)

2,724,000 Units Consisting of
Shares of Series E Convertible Preferred Stock and
Series C Warrants, each to Purchase One Share of Common Stock

This prospectus supplement supplements the prospectus dated February 25, 2015, as supplemented by prospectus supplement No. 1 dated April 20, 2015, prospectus supplement No. 2 dated April 22, 2015, prospectus supplement No. 3 dated April 23, 2015, prospectus supplement No. 4 dated May 14, 2015, prospectus supplement No. 5 dated June 2, 2015, prospectus supplement No. 6 dated June 15, 2015, prospectus supplement No. 7 dated June 23, 2015, prospectus supplement No. 8 dated August 6, 2015, prospectus supplement No. 9 dated August 12, 2015, prospectus supplement No. 10 dated August 28, 2015, prospectus supplement No. 11 dated September 1, 2015, prospectus supplement No. 12 dated September 4, 2015, prospectus supplement No. 13 dated September 10, 2015, prospectus supplement No. 14 dated September 15, 2015, prospectus supplement No. 15 dated September 16, 2015, prospectus supplement No. 16 dated September 18, 2015, prospectus supplement No. 17 dated September 21, 2015, prospectus supplement No. 18 dated September 22, 2015, prospectus supplement No. 19 dated September 24, 2015, prospectus supplement No. 20 dated October 20, 2015 and prospectus supplement No. 21 dated November 16, 2015 (the “Prospectus”), which relates to the offering of the securities of Great Basin Scientific, Inc. (the “Company,” “we,” or “our”) that are underlying the Series E Convertible Preferred Stock and Series C Warrants that were part of the units (the “Units”) we issued in our public offering, which closed initially on March 2, 2015 (the “Offering”). The securities underlying the Series E Convertible Preferred Stock include 10,896,000 shares of our common stock issuable upon conversion of the Series E Convertible Preferred Stock and shares of our common stock issuable upon the exercise of the Series C Warrants.

On August 25, 2015 each Unit separated into its component parts: one share of Series E Convertible Preferred Stock and eight Series C Warrants. Each share of Series E Convertible Preferred Stock is convertible at the option of the holder into four common shares. The Series C Warrants have a cash exercise price of $2.55. This prospectus also covers the shares of common stock issuable from time to time upon the exercise of the Series C Warrants. This prospectus also covers the Units and underlying securities issuable upon exercise of the unit purchase option to be issued to the underwriters.

This prospectus supplement incorporates into our Prospectus the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2015.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on The NASDAQ Capital Market under the symbol “GBSN”. On December 7, 2015, the closing sale price of our common stock on The NASDAQ Capital Market was $0.13 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK
FACTORS” BEGINNING ON PAGE 14 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 8, 2015

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 7, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.03	Material Modification to the Rights of Security Holders.

On February 25, 2015, Great Basin Scientific, Inc. (the “Company”) sold 2,724,000 units (“Units”) pursuant to a prospectus dated February 25, 2015. Each Unit consisted of one share of Series E Convertible Preferred Stock and eight Series C Warrants. Each share of Series E Convertible Preferred Stock is convertible into four shares of the Company’s Common Stock at the option of the holder.

On December 7, 2015, the Company entered into an Amendment Agreement Number Two (the “Second Amendment Agreement”) with the holders of 68.7%  of the number of shares of our Common Stock issuable upon exercise of our then-outstanding Series C Warrants to effect the  amendments and waivers to the Series C Warrants.  Pursuant to Section 9 of the Series C Warrants, the below amendments are binding on all of the issued and outstanding Series C Warrants effective as of December 7, 2015.

The Series C Warrants were amended as follows:

Clarification of Future Authorized Share Failures

Section 1(h) of the Series C Warrants was amended as follows:

“Sub-section (b) thereof which previously began “(b) commencing upon the first time that an Authorized Share failure shall occur…” was amended to read “(b) commencing upon the first day that any Authorized Share Failure shall occur…”

Mandatory Exercise

Section 1(i) was added to the Series C Warrants providing for a mandatory exercise of the Series C Warrants 25 trading days after the Company eliminates the current Authorized Share Failure (as defined in the Series C Warrants).  At the end of the 25-trading day period, all outstanding Series C Warrants will be deemed to be exercised pursuant to Section 1(d) of the Series C Warrants and the Company will settle all such deemed exercises by delivery of shares of common stock pursuant to the “cashless exercise” formula contained in Section 1(d) of the Series C Warrants. Any issuance of shares of common stock that would put a holder of Series C Warrants over a beneficial ownership threshold of 4.99% (as calculated in accordance with Section 1(f) of the Series C Warrants), would result in the Company issuing to such holder pre-funded rights with a 4.99% blocker, each such pre-funded right exercisable at any time (subject to the blocker restrictions) at no additional cost to obtain one additional share of common stock, such that the aggregate number of shares of common stock issued to the holder together with the number of shares of common stock acquirable upon exercise of the pre-funded rights equals the number of shares of common stock to be delivered pursuant to the formula contained in Section 1(d) of the Series C Warrants.

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Section 1(i) reads in its entirety as follows:

“(i)           Mandatory Exercise. At 5:00 p.m. (New York City time) on the Trading Day that is twenty five (25) Trading Days (the “Mandatory Exercise Time”) after an amendment to the Company’s certificate of incorporation, as amended, goes effective with the Delaware Secretary of State that increases the Company’s available authorized shares of common stock, either through an increase in authorized shares of common stock and/or through a reverse stock split, to meet the Required Reserve Amount and eliminate the Authorized Share Failure (“Authorized Share Amendment Date”), this Warrant, along with all then outstanding Purchased Warrants, will automatically be deemed exercised pursuant to Section 1(d) hereof and the Company will deliver to the Holder of this Warrant shares of Common Stock equal to the “Net Number” of shares of Common Stock to be delivered as determined by the formula in Section 1(d) hereof for settlement in shares of Common Stock, delivery to occur pursuant to the exercise and delivery procedures of this Warrant; provided however, that if delivery of shares of Common Stock would result in the Holder or any of its Affiliates beneficially owning in excess of 4.99% of the Common Stock (such beneficial ownership to be calculated in the same manner set forth in Section 1(f) hereof), then the Company will issue and deliver to the Holder: (A) such number of shares of Common Stock to bring the Holder’s beneficial ownership equal to 4.99% and (B) such number of pre-funded rights (“Pre-Funded Rights”) in the Company, exercisable at any time without any additional payment upon notice to the Company, to acquire such number of shares of Common Stock equal to the remaining shares of Common Stock due to be delivered pursuant to Section 1(d) thereof such that the aggregate number of shares of Common Stock delivered under (A) plus the number of shares of Common Stock acquirable upon exercise of the Pre-Funded Rights equals the “Net Number” of shares of Common Stock to be delivered. The Pre-Funded Rights will contain a provision limiting the exercise or exchange of such Pre-Funded Rights substantially identical to Section 1(f) hereof. In connection with the mandatory exercise of this Warrant pursuant to this Section, the Holder hereby agrees to use its commercially reasonable efforts to assist the Company in completing such exercise, including but not limited to, executing and delivering to the Company a completed and duly executed Exercise Notice for this Warrant in its entirety. The Holder agrees that its failure to cooperate with the Company and deliver an Exercise Notice may result in a delay of delivery of the shares of Common Stock or Pre-Funded Rights and that to the extent such delay is attributable to such Holder’s failure to cooperate, the Company shall not be liable to the Holder for such delay, including pursuant to Section 1(c) hereof. If from the Authorized Share Amendment Date through the Mandatory Exercise Time, as may be adjusted pursuant to this provision, either (a) an Authorized Share Failure occurs or is occurring and this Warrant is subject to a Standstill Period or (b) the Common Stock is subject to a Trading Halt, then the Mandatory Exercise Time will be delayed one Trading Day for every Trading Day of such Standstill Period or such Trading Halt, provided that if this Warrant is subject to both a Standstill Period and a Trading Halt on the same Trading Day, the Mandatory Exercise Time will only be extended by one Trading Day.”

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Clarification of Effect of Stock Split on Closing Bid Price Calculation

Section 2(a) of the Series C Warrants was amended to add the following sentence to the end of such section:

“Any other calculation made pursuant to the provisions of this Warrant occcuring immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution or for any such stock split, shall be adjusted accordingly to reflect the dividend, distribution or stock split, inlcuding specifically, but without limitation, an adjustment to the Closing Bid Price used to calculate the “Net Number” of shares of Common Stock to be delivered pursuant to Section 1(d) hereof.”

Clarification of Ownership of Underlying Shares prior to Exercise of Warrants

Section 6 of the Series C Warrants was amended to add the following sentence to the end of such section:

“Notwithstanding anything in this Warrant to the contrary, with respect to any given number of Warrant Shares issuable upon exercise of this Warrant (except to the extent the Company does not have sufficient authorized shares of common stock available to effect such exercise of this Warrant), the Holder hereby acknowledges and agrees that the Holder shall not own, and shall be prohibited from representing to any Person that such Holder owns, such Warrant Shares “long” (as defined pursuant to Regulation SHO of the Securities Exchange Act of 1934, as amended) until such time as the Holder shall have delivered an irrevocable Exercise Notice with respect to such Warrant Shares to the Company pursuant to Sections 1(a) or 1(d) of this Agreement.”

Definitions

The following definitions were inserted into Section 16 of the Series C Warrants:

““Trading Halt” means any Trading Day on which the Common Stock does not trade on any Eligible Market either by reason of a suspension in trading, a trading halt or otherwise.”

The foregoing description of the Second Amendment Agreement and the amendments and waivers contemplated therein is a summary of the material terms thereof and is qualified in its entirety by the complete text of the Second Amended and Restated Series C Warrant and the Second Amendment Agreement, which are attached hereto as Exhibits 4.1 and 10.1 to this Current Report on Form 8-K, respectively.

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Item 9.01.                      Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

4.1	Form of Second Amended and Restated Series C Warrant
10.1	Form of Second Amendment Agreement dated December 7, 2015

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: December 7, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Second Amended and Restated Series C Warrant
10.1	Form of Second Amendment Agreement dated December 7, 2015

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EXHIBIT 4.1

FORM OF

SECOND AMENDED AND RESTATED SERIES C WARRANT

GREAT BASIN SCIENTIFIC, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.:
Date of Issuance:                   , 2015 (“Issuance Date”)

Great Basin Scientific, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [         ], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon exercise of this Series C Warrant, to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the Issuance Date, but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), [5 YEARS FROM DATE OF THE PROSPECTUS] (subject to adjustment as provided herein) fully paid and non-assessable shares of Common Stock (as defined below) (the “Warrant Shares”).  Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16.  This Warrant is one of the Warrants to Purchase Common Stock (the “Purchased Warrants”) issued pursuant to the Offering (as defined in that certain Underwriting Agreement, dated as of February 25, 2015, by and between the Company and Dawson James Securities, Inc., as representative of the several underwriters, as amended by that certain amendment dated February 27, 2015 (the “Underwriting Agreement”)).

This Warrant shall be issuable in book entry form (the “Book-Entry Warrant Certificate”) and shall initially be represented by one or more Book-Entry Warrant Certificates deposited with American Stock Transfer and Trust Company (the “Warrant Agent”) and registered in the name of the Holder, or as otherwise directed by the Warrant Agent.  Ownership of beneficial interests in this Warrant shall be shown on, and the transfer of such ownership shall be effected through, records maintained by the Warrant Agent (the “Warrant Register”).  The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual written notice to the contrary.

1.   EXERCISE OF WARRANT.

(a)   Mechanics of Exercise.  Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder, in whole or in part, at the Holder’s election (x) upon the earlier of (i) any day on or after the date that is six months after February 25, 2015, or (ii) any day on or after the fifteenth (15th) day after the Early Exercise Trigger Date, or (y) at any time upon the delivery of the Exercise Price in cash. The Holder shall exercise this Warrant, in each case, by delivery (whether via e-mail, facsimile or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”) to the Warrant Agent or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company or the Warrant Agent (or to the Company if the exercise is made pursuant to a Cashless Exercise (as defined in Section 1(d)), of the Holder’s election to exercise this Warrant.  Within one (1) Trading Day following an exercise of this Warrant as aforesaid, the Holder shall deliver payment to the Warrant Agent of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant was so exercised (in respect of such specific exercise, the “Aggregate Exercise Price”) in cash or via wire transfer of immediately available funds (to the account set forth on Schedule A hereto) if the Holder did not notify the Company in such Exercise Notice that such exercise was made pursuant to a Cashless Exercise (as defined in Section 1(d)).  The Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder.  Execution and delivery of an Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original of this Warrant certificate and issuance of a new Warrant certificate evidencing the right to purchase the remaining number of Warrant Shares.  Execution and delivery of an Exercise Notice for all of the then-remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant certificate after delivery of the Warrant Shares in accordance with the terms hereof.  The Holder and the Company or the Warrant Agent shall maintain records showing the number of Warrant Shares purchased and the date of such purchases.  The Company or the Warrant Agent shall deliver any objection to any Notice of Exercise form within 2 Business Days of receipt of the applicable Notice of Exercise.  On or before the first (1st) Trading Day following the date on which the Company has received an Exercise Notice for a Cashless Exercise, the Company shall transmit by e-mail or facsimile an acknowledgment of confirmation of receipt of such Exercise Notice, in the form attached hereto as Exhibit B, to the Warrant Agent.  On or before the third (3rd) Trading Day following (A) in the event of a Cashless Exercise, the date on which the Company has received such Exercise Notice or (B) in the event of an exercise for cash, the later of (i) the date on which the Warrant Agent has received such Exercise Notice or (ii) the date on which the Warrant Agent receives the Aggregate Exercise Price (such date is referred to herein as the “Delivery Date”), the Company shall, (X) provided that (I) the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and (II) either a registration statement for the issuance to the Holder of the applicable Warrant Shares to be issued pursuant to such Exercise Notice is effective and the prospectus contained therein is usable or such Warrant Shares to be so issued are otherwise freely tradable, cause the Warrant Agent to credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (Y) if either of the immediately preceding clauses (I) or (II) are not satisfied, issue and deliver to the Holder or, at the Holder’s instruction pursuant to the Exercise Notice, the Holder’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the applicable Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Exercise Notice), for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise.  Upon (A) in the event of a Cashless Exercise, the date on which the Company has received such Exercise Notice or (B) in the event of an exercise for cash, the later of (i) the date on which the Warrant Agent has received such Exercise Notice or (ii) the date on which the Warrant Agent receives the Aggregate Exercise Price, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be); provided, however, that if the date of such receipt is a date upon which the Common Stock transfer books of the Company are closed, such Holder shall be deemed to have become the record holder of such shares on, the next succeeding day on which the Common Stock transfer books of the Company are open.  If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then, at the request of the Holder and upon surrender hereof by the Holder at the principal office of the Company, the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.  No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.  The Company shall pay any and all taxes and fees which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

(b)   Exercise Price.  For purposes of this Warrant, “Exercise Price” means $2.55, subject to adjustment as provided herein.

(c)   Company’s Failure to Timely Deliver Securities.  If the Company shall fail, for any reason or for no reason, to issue to the Holder on or before the applicable Delivery Date, a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant (as the case may be), then, in addition to all other remedies available to the Holder, the Company shall pay in cash to the Holder on each day after such third (3rd) Trading Day that the issuance of such shares of Common Stock is not timely effected an amount equal to 2% of the product of (A) the aggregate number of shares of Common Stock not issued to the Holder on a timely basis and to which the Holder is entitled and (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the last possible date on which the Company could have issued such shares of Common Stock to the Holder without violating Section 1(a).  In addition to the foregoing, if the Company shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company’s share register or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise or exchange hereunder (as the case may be) on or prior to the applicable Delivery Date, and if on or after such Delivery Date the Holder (or any other Person in respect, or on behalf, of the Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such exercise or exchange that the Holder so anticipated receiving from the Company, then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise or exchange hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise or exchange hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Exercise Notice or Exchange Notice, as the case may be, and ending on the date of such issuance and payment under this clause (ii).

(d)   Cashless Exercise.  Solely to the extent of an exercise permitted by Section 1(a)(x) and subject to Section 1(f) below, the Holder may, in its sole discretion (and without limiting the Holder’s rights and remedies contained herein), exercise this Warrant in whole or in part and, subject to the provisions of Section 1(a), in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise a cash payment from the Company equal to the product of (i) the total number of shares with respect to which this Warrant is then being exercised multiplied by (ii) the Black Scholes Value (as defined below) (the “Exchange Amount”).  In the Company’s sole discretion, so long as the Equity Conditions have occurred the Company may elect to treat such notice as a cashless exercise of the Warrant with respect to the number of shares specified in “A” below for the “Net Number” of shares of Common Stock determined according to the following formula with respect thereto (a “Cashless Exercise”), as follows:

Net Number = (A x B) / C

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B= Black Scholes Value (as defined below).

C= Closing Bid Price (as defined below) of the Common Stock as of two (2) Trading Days prior to the time of such exercise.

(e)   Disputes.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares to be issued pursuant to the terms hereof (including, without limitation, the Net Number), the Company shall promptly issue to the

Holder the number of Warrant Shares that are not disputed, provided that following such issuance to Holder such dispute shall be resolved in accordance with Section 13.

(f)   Limitations on Exercises and Exchanges.  Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be exercisable or exchangeable by the Holder hereof to the extent (but only to the extent) that the Holder or any of its Affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock.  To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable or exchangeable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its Affiliates) and of which such securities shall be exercisable or exchangeable (as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be).  No prior inability to exercise or exchange this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability or exchangeability.  For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations promulgated thereunder.  The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation.  The limitations contained in this paragraph shall apply to a successor Holder of this Warrant.  The holders of Common Stock shall be third party beneficiaries of this paragraph and the Company may not amend or waive this paragraph without the consent of holders of a majority of its Common Stock.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise or exchange of convertible or exercisable or exchangeable securities into Common Stock, including, without limitation, pursuant to this Warrant or securities issued pursuant to the Certificate of Designation for the Series E Convertible Preferred Stock.

(g)   Insufficient Authorized Shares.  The Company shall at all times keep reserved for issuance under this Warrant a number of shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Common Stock hereunder (without regard to any limitation otherwise contained herein with respect to the number of shares of Common Stock that may be acquirable upon exercise or exchange of this Warrant).  If, notwithstanding the foregoing, and not in limitation thereof, at any time while any of the Purchased Warrants remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise or exchange of the Purchased Warrants at least a number of shares of Common Stock equal to the number of shares of Common Stock as shall from time to time be necessary to effect the exercise or exchange of all of the Purchased Warrants then outstanding (the “Required Reserve Amount”) (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for all the Purchased Warrants then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its commercially reasonable efforts to solicit its shareholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal.

(h)   Authorized Share Failure Standstill and Allocations.  Notwithstanding anything herein to the contrary, (a) in the event that the Company receives an exercise notice during the Standstill Period (as defined below) from more than one holder of Purchased Warrants for the same exercise date and the Company can exercise some, but not all, of such portions of such Purchased Warrants submitted for exercise on such date, the Company, subject to any limitations on exercise set forth in such Purchased Warrants applicable to such holders, shall exercise from each holder of Purchased Warrants electing to have Purchased Warrants exercised on such date, a pro rata amount of such holder’s portion of its Purchased Warrants submitted for exercise based on the number of Purchased Warrants submitted for exercise on such date by such holder relative to the aggregate number of all Purchased Warrants submitted for exercise on such date (with the exercise notice for such unexercised portion of Purchased Warrants (the “Exercise Failure Warrants”) automatically deemed cancelled and null and void, ab initio) upon written notice given to such exercising holder of such Purchased Warrants immediately following the earlier of (i) the submission of an Exercise Notice where some or all of the Warrant Shares thereon would be Exercise Failure Warrants (if such determination can be made at such time and prior to the end of such date) and (ii) the end of such date if such determination can only be made after the end of such date, and (b) commencing upon the first day that any Authorized Share Failure shall occur and ending upon the earlier of (x) the time such Authorized Share Failure is cured and (y) 9:30 AM EST on the 90th calendar day after the date of commencement of such Authorized Share Failure (such period, the “Standstill Period”), no holder of Purchased Warrants shall have any right to exercise any Purchased Warrants and any Exercise Notice delivered with respect thereto shall be null and void, ab initio.  For the avoidance of doubt, the Company shall have no obligation to pay any cash amount under any Purchased Warrants pursuant to any election of any holder of Purchased Warrants to exercise any Purchased Warrants during the Standstill Period or with respect to any Exercise Failure Warrants; provided, that the foregoing limitations on exercise and cash payment shall not apply to any exercise notice delivered to the Company at any time after the end of the Standstill Period or during any subsequent Authorized Share Failure.

(i)   Mandatory Exercise. At 5:00 p.m. (New York City time) on the Trading Day that is twenty five (25) Trading Days (the “Mandatory Exercise Time”) after an amendment to the Company’s certificate of incorporation, as amended, goes effective with the Delaware Secretary of State that increases the Company’s available authorized shares of common stock, either through an increase in authorized shares of common stock and/or through a reverse stock split, to meet the Required Reserve Amount and eliminate the Authorized Share Failure (“Authorized Share Amendment Date”), this Warrant, along with all then outstanding Purchased Warrants, will automatically be deemed exercised pursuant to Section 1(d) hereof and the Company will deliver to the Holder of this Warrant shares of Common Stock equal to the “Net Number” of shares of Common Stock to be delivered as determined by the formula in Section 1(d) hereof for settlement in shares of Common Stock, delivery to occur pursuant to the exercise and delivery procedures of this Warrant; provided however, that if delivery of shares of Common Stock would result in the Holder or any of its Affiliates beneficially owning in excess of 4.99% of the Common Stock (such beneficial ownership to be calculated in the same manner set forth in Section 1(f) hereof), then the Company will issue and deliver to the Holder: (A) such number of shares of Common Stock to bring the Holder’s beneficial ownership equal to 4.99% and (B) such number of pre-funded rights (“Pre-Funded Rights”) in the Company, exercisable at any time without any additional payment upon notice to the Company, to acquire such number of shares of Common Stock equal to the remaining shares of Common Stock due to be delivered pursuant to Section 1(d) thereof such that the aggregate number of shares of Common Stock delivered under (A) plus the number of shares of Common Stock acquirable upon exercise of the Pre-Funded Rights equals the “Net Number” of shares of Common Stock to be delivered. The Pre-Funded Rights will contain a provision limiting the exercise or exchange of such Pre-Funded Rights substantially identical to Section 1(f) hereof. In connection with the mandatory exercise of this Warrant pursuant to this Section, the Holder hereby agrees to use its commercially reasonable efforts to assist the Company in completing such exercise, including but not limited to, executing and delivering to the Company a completed and duly executed Exercise Notice for this Warrant in its entirety. The Holder agrees that its failure to cooperate with the Company and deliver an Exercise Notice may result in a delay of delivery of the shares of Common Stock or Pre-Funded Rights and that to the extent such delay is attributable to such Holder’s failure to cooperate, the Company shall not be liable to the Holder for such delay, including pursuant to Section 1(c) hereof. If from the Authorized Share Amendment Date through the Mandatory Exercise Time, as may be adjusted pursuant to this provision, either (a) an Authorized Share Failure occurs or is occurring and this Warrant is subject to a Standstill Period or (b) the Common Stock is subject to a Trading Halt, then the Mandatory Exercise Time will be delayed one Trading Day for every Trading Day of such Standstill Period or such Trading Halt, provided that if this Warrant is subject to both a Standstill Period and a Trading Halt on the same Trading Day, the Mandatory Exercise Time will only be extended by one Trading Day.

2.   ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.  The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 2.

(a)   Stock Dividends and Splits.  Without limiting any provision of Section 4, if the Company, at any time on or after the Issuance Date, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.  If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event. Any other calculation made pursuant to the provisions of this Warrant occcuring immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution or for any such stock split, shall be adjusted accordingly to reflect the dividend, distribution or stock split, inlcuding specifically, but without limitation, an adjustment to the Closing Bid Price used to calculate the “Net Number” of shares of Common Stock to be delivered pursuant to Section 1(d) hereof.

(b)   [RESERVED].

(c)   Number of Warrant Shares.  Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section 2, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).  In addition, and notwithstanding anything to the contrary contained herein, (x) upon a Cashless Exercise as set forth in Section 1(d) hereof, the number of Warrant Shares for which this Warrant is exercisable immediately following such Cashless Exercise shall be equal to (i) the number of Warrant Shares for which this Warrant was exercisable immediately prior to such Cashless Exercise less (ii) the number of Warrant Shares as to which such Cashless Exercise was exercised (such number of Warrant Shares in this clause (ii) in respect of such Cashless Exercise being equal to “A” in such Cashless Exercise formula in respect of such Cashless Exercise) and (y) the number of Warrant Shares issuable hereunder shall automatically be increased, as necessary, to enable to the Company to comply with its obligations to issue the Net Number of shares of Common Stock under Section 1(d) hereof upon any Cashless Exercise hereunder.

(d)   Calculations.  All calculations under this Section 2 shall be made by rounding to the nearest 1/10000th of cent and the nearest 1/100th of a share, as applicable.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(e)   Other Events.  In the event that the Company shall take any similar action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions, then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Exercise Price and the number of Warrant Shares (if applicable) so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 2(e) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2, provided further that if the Required Holders (as defined below) do not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s board of directors and the Required Holders shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

3.   RIGHTS UPON DISTRIBUTION OF ASSETS.  In addition to any adjustments pursuant to Section 2 above, if the Company, at any time prior to the three year anniversary of the Issuance Date, shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to all or substantially all of the holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, indebtedness, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distributions would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage), provided further, such Distribution shall be held in abeyance for the benefit of the Holder until such time as the Holder exercises this Warrant (whether in whole or in part), and subject to the foregoing proviso, upon each exercise of this Warrant the Company shall make such Distribution to the Holder with respect to each Warrant Share for which this Warrant is so exercised until such time as this Warrant has been exercised in full).

4.   PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)   Purchase Rights.  In addition to any adjustments pursuant to Section 2 above, if the Company, at any time prior to the three year anniversary of the Issuance Date, grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage), and provided further, that such Purchase Rights shall be held in abeyance for the benefit of the Holder until such time as the Holder exercises this Warrant (whether in whole or in part), and subject to the foregoing proviso, upon each exercise of this Warrant the Company shall deliver such Purchase Rights to the Holder with respect to each Warrant Share for which this Warrant is so exercised until such time as this Warrant has been exercised in full).

(b)   Fundamental Transactions.  The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements confirming the obligations of the Successor Entity as set forth in this paragraph (b) and (c) and elsewhere in this Warrant and an obligation to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction).  Notwithstanding the foregoing, at the election of the Holder upon exercise of this Warrant following a Fundamental Transaction, the Successor Entity shall deliver to the Holder, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of this Warrant prior to the applicable Fundamental Transaction, such shares of common stock (or its equivalent) of the Successor Entity (including its Parent Entity), or other securities, cash, assets or other property, which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant).

(c)   Black Scholes Value—FT.  Notwithstanding the foregoing and the provisions of Section 4(b) above, at the request of the Holder delivered at any time commencing on the date of the consummation of any such Fundamental Transaction through the date that is thirty (30) days after the consummation of any such Fundamental Transaction, the Company or the Successor Entity, at the election of the Holder, shall purchase this Warrant from the Holder on the date of such request by paying to the Holder cash in an amount equal to the Black Scholes Value—FT.

(d)   Application.  The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied as if this Warrant (and any such subsequent warrants issued hereunder) were fully exercisable and without regard to any limitations on the exercise of this Warrant (provided that the Holder shall continue to be entitled to the benefit of the Maximum Percentage, applied however with respect to shares of capital stock registered under the 1934 Act and thereafter receivable upon exercise of this Warrant (or any such other warrant)).

5.   NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Charter (as defined in the Underwriting Agreement), Bylaws (as defined in the Underwriting Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Purchased Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Purchased Warrants, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Purchased Warrants then outstanding (without regard to any limitations on exercise).

6.   WARRANT HOLDER NOT DEEMED A STOCKHOLDER.  Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in its capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of this Warrant.  In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.  Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders; provided however, that the Company shall not be obligated to provide such information if it is filed with the SEC through EDGAR and available to the public through the EDGAR system. Notwithstanding anything in this Warrant to the contrary, with respect to any given number of Warrant Shares issuable upon exercise of this Warrant (except to the extent the Company does not have sufficient authorized shares of common stock available to effect such exercise of this Warrant), the Holder hereby acknowledges and agrees that the Holder shall not own, and shall be prohibited from representing to any Person that such Holder owns, such Warrant Shares “long” (as defined pursuant to Regulation SHO of the Securities Exchange

Act of 1934, as amended) until such time as the Holder shall have delivered an irrevocable Exercise Notice with respect to such Warrant Shares to the Company pursuant to Sections 1(a) or 1(d) of this Agreement.

7.   REISSUANCE OF WARRANTS.

(a)   Transfer of Warrant.  If this Warrant is to be transferred, the Holder shall surrender this Warrant (or the Book Entry Warrant Certificate) to the Company or the Warrant Agent (or other designated agent), whereupon the Company or the Warrant Agent (or other designated agent) will forthwith issue and deliver upon the order of the Holder a new Warrant (or Book Entry Warrant Certificate) (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (or Book Entry Warrant Certificate) (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)   Lost, Stolen or Mutilated Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant (or the Book Entry Warrant Certificate) (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form (including posting a bond) and, in the case of mutilation, upon surrender and cancellation of this Warrant (or the Book Entry Warrant Certificate), the Company shall execute and deliver to the Holder a new Warrant (or Book Entry Warrant Certificate) (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)   Exchangeable for Multiple Warrants.  This Warrant is exchangeable, upon the surrender hereof (or of the Book Entry Warrant Certificate) by the Holder at the principal office of the Company, for a new Warrant or Warrants (or Book Entry Warrant Certificates) (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant (or Book Entry Warrant Certificate) will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, no warrants for fractional shares of Common Stock shall be given.

(d)   Issuance of New Warrants.  Whenever the Company is required to issue a new Warrant (or Book Entry Warrant Certificate) pursuant to the terms of this Warrant, such new Warrant (or Book Entry Warrant Certificate) (i) shall be of like tenor with this Warrant (or Book Entry Warrant Certificate), (ii) shall represent, as indicated on the face of such new Warrant (or Book Entry Warrant Certificate), the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant (or Book Entry Warrant Certificate) being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants (or Book Entry Warrant Certificates) issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant (or Book Entry Warrant Certificate) which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8.   NOTICES.  Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be in writing and shall be deemed given (w) the date of transmission, if such notice or communication is delivered via facsimile or email at the number or email address set forth below prior to 5:00 p.m. (New York time) on a Business Day, (x) on the date delivered, if delivered personally, (y) on the first Business Day following the deposit thereof with Federal Express or another recognized overnight courier, if sent by Federal Express or another recognized overnight courier, and (z) on the fourth Business Day following the mailing thereof with postage prepaid, if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice).

(a)   If to the Company, to:

Great Basin Scientific, Inc.
2441 South 3850 West
Salt Lake City, UT 84120
Attention:  Chief Financial Officer
Facsimile:  (801) 990-1055
email:  JRona@gbscience.com

(b)   If to the Warrant Agent, to:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Attention:  Frank Ruggiero – Reorg. Dept.
email:  FRuggiero@amstock.com

(c)   If to the Holder, to the address of such holder as shown on the Warrant Register.  Any notice required to be delivered by the Company to the Holder may be given by the Warrant Agent on behalf of the Company.

The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) as soon as practicable upon each adjustment of the Exercise Price and the number of Warrant Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s) and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities, indebtedness, or other property pro rata to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information (to the extent it constitutes, or contains, material, non-public information regarding the Company or any of its Subsidiaries shall be made known to the public prior to or in conjunction with such notice being provided to the Holder and (iii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction.  To the extent that any notice provided hereunder (whether under this Section 8 or otherwise) constitutes, or contains, material, non-public information regarding the Company or any of its Subsidiaries, the Company shall simultaneously file such notice with the SEC pursuant to a Current Report on Form 8-K.

9.   AMENDMENT AND WAIVER.  Except as otherwise expressly set forth herein, the provisions of this Warrant may be amended only with the written consent of the Company and the Required Holders.  Any amendment effected in accordance with this Section 9 shall be binding upon the Holder and the Company, provided that no such amendment shall be effective to the extent that it (1) applies to less than all Purchased Warrants then outstanding, (2) imposes any obligation or liability on the Holder without the Holder’s prior written consent (which may be granted or withheld in the Holder’s sole discretion) or (3) applies retroactively.  Except as otherwise expressly set forth herein, no waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party, provided that the Required Holders (in a writing signed by all of the Required Holders) may waive any provision of this Warrant, and any waiver of any provision of this Warrant made in conformity with the provisions of this Section 9 shall be binding on the Holder, provided that no such waiver shall be effective to the extent that it (1) applies to less than all Purchased Warrants then outstanding (unless a party gives a waiver as to itself only) or (2) imposes any obligation or liability on the Holder without the Holder’s prior written consent (which may be granted or withheld in the Holder’s sole discretion).  Notwithstanding the foregoing, nothing contained in this Section 9 shall permit any amendment or waiver of any provision of Section 1(f) or the waiver of any Equity Conditions Failure if such failure in any manner resulted from clause (ii) of the definition thereof.

10.   SEVERABILITY.  If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

11.   GOVERNING LAW.  This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of

Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Nothing contained herein shall (i) be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder or to enforce a judgment or other court ruling in favor of the Holder or (ii) limit, or be deemed to limit, any provision of Section 13.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12.   CONSTRUCTION; HEADINGS.  This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof.  The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

13.   DISPUTE RESOLUTION.

(a)   Disputes Over the Exercise Price, Exchange Amount, Exchange Price, Closing Sale Price, Closing Bid Price, Bid Price, the Black Scholes Value—FT or Fair Market Value.

(i)   In the case of a dispute relating to the Exercise Price, the Exchange Amount, the Exchange Price, the Closing Sale Price, the Closing Bid Price, the Bid Price, the Black Scholes Value—FT or fair market value (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Required Holders (as the case may be) shall submit the dispute via e-mail or facsimile (I) within twenty (20) Business Days after delivery of the applicable notice giving rise to such dispute to the Company or the Required Holders (as the case may be) or (II) if no notice gave rise to such dispute, at any time after the Required Holders learned of the circumstances giving rise to such dispute.  If the Required Holders and the Company are unable to resolve such dispute relating to the Exercise Price, the Exchange Amount, the Exchange Price, the Closing Sale Price, the Closing Bid Price, the Bid Price, the Black Scholes Value—FT or fair market value (as the case may be) by 5:00 p.m. (New York time) on the third (3rd) Business Day following such delivery by the Company or the Required Holders (as the case may be) of such dispute to the Company or the Required Holders (as the case may be), then the Required Holders shall select an independent, reputable investment bank to resolve such dispute.

(ii)   The Required Holders and the Company shall each deliver to such investment bank (x) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 13(a) and (y) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which the Required Holders selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (x) and (y) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Required Holders or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline).  Unless otherwise agreed to in writing by both the Company and the Required Holders or otherwise requested by such investment bank, neither the Company nor the Required Holders shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii)   The Company and the Required Holders shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Required Holders of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline.  The fees and expenses of such investment bank shall be borne by the Company (provided that such fees and expenses shall be borne equally by the Company and the Required Holders only if such investment bank’s determination of the disputed Exercise Price, Exchange Amount, Exchange Price, Closing Sale Price, Closing Bid Price, Bid Price, Black Scholes Value—FT or fair market value (as the case may be) was equal to or greater than 98% of the Company’s determination thereof that gave rise to the applicable dispute), and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(b)   Disputes Over Arithmetic Calculation of Warrant Shares.

(i)   In the case of a dispute as to the arithmetic calculation of the number of Warrant Shares, the Company or the Required Holders (as the case may be) shall submit the disputed arithmetic calculation via facsimile (i) within twenty (20) Business Days after delivery of the applicable notice giving rise to such dispute to the Company or the Required Holders (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Required Holders learned of the circumstances giving rise to such dispute.  If the Required Holders and the Company are unable to resolve such disputed arithmetic calculation of the number of Warrant Shares by 5:00 p.m. (New York time) on the third (3rd) Business Day following such delivery by the Company or the Required Holders (as the case may be) of such disputed arithmetic calculation of the number of Warrant Shares to the Company or the Required Holders (as the case may be), then the Required Holders shall select an independent, reputable accountant or accounting firm to perform such disputed arithmetic calculation of the number of Warrant Shares.

(ii)   The Required Holders and the Company shall each deliver to such accountant or accounting firm (as the case may be) (x) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 13(b) and (y) written documentation supporting its position with respect to such disputed arithmetic calculation of the number of Warrant Shares, in each case, no later than 5:00 p.m. (New York time) by the fifth

 (5th) Business Day immediately following the date on which the Required Holders selected such accountant or accounting firm (as the case may be) (the “Submission Deadline”) (the documents referred to in the immediately preceding clauses (x) and (y) are collectively referred to herein as the “Required Documentation”) (it being understood and agreed that if either the Required Holders or the Company fails to so deliver all of the Required Documentation by the Submission Deadline, then the party who fails to so submit all of the Required Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such accountant or accounting firm (as the case may be) with respect to such disputed arithmetic calculation of the number of Warrant Shares and such accountant or accounting firm (as the case may be) shall perform such disputed arithmetic calculation of the number of Warrant Shares based solely on the Required Documentation that was delivered to such accountant or accounting firm (as the case may be) prior to the Submission Deadline).  Unless otherwise agreed to in writing by both the Company and the Required Holders or otherwise requested by such accountant or accounting firm (as the case may be), neither the Company nor the Required Holders shall be entitled to deliver or submit any written documentation or other support to such accountant or accounting firm (as the case may be) in connection with such disputed arithmetic calculation of the number of Warrant Shares (other than the Required Documentation).

(iii)   The Company and the Required Holders shall cause such accountant or accounting firm (as the case may be) to perform such disputed arithmetic calculation and notify the Company and the Required Holders of the results no later than ten (10) Business Days immediately following the Submission Deadline.  The fees and expenses of such accountant or accounting firm (as the case may be) shall be borne solely by the Company, and such accountant’s or accounting firm’s (as the case may be) arithmetic calculation shall be final and binding upon all parties absent manifest error.

(c)   Miscellaneous.  The Company expressly acknowledges and agrees that (i) this Section 13 constitutes an agreement to arbitrate between the Company and the Required Holders (and constitutes an arbitration agreement) under § 7501, et seq. of the New York Civil Practice Law and Rules (“CPLR”) and that each party is authorized to apply for an order to compel arbitration pursuant to CPLR § 7503(a) in order to compel compliance with this Section 13, (ii) the terms of this Warrant shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Warrant, (iii) the terms of this Warrant shall serve as the basis for the selected accountant’s or accounting firm’s performance of the applicable arithmetic calculation of the number of Warrant Shares, (iv) for clarification purposes and without implication that the contrary would otherwise be true, disputes relating to matters described in Section 13(a) shall be governed by Section 13(a) and not by Section 13(b), (v) the Required Holders (and only the Required Holders), in their sole discretion, shall have the right to submit any dispute described in this Section 13 to any state or federal court sitting in The City of New York, Borough of Manhattan in lieu of utilizing the procedures set forth in this Section 13 and (vi) nothing in this Section 13 shall limit the Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in Section 13(a) or Section 13(b)).

14.   REMEDIES, CHARACTERIZATION, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue damages for any failure by the Company to comply with the terms of this Warrant.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, exercises and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.  The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Warrant (including, without limitation, compliance with Section 2 hereof).  The issuance of shares and certificates for shares as contemplated hereby upon the exercise of this Warrant shall be made without charge to the Holder or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder or its agent on its behalf.

15.   TRANSFER.  This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company.

16.   CERTAIN DEFINITIONS.  For purposes of this Warrant, the following terms shall have the following meanings:

(a)   “Bid Price” means, for any security as of the particular time of determination, the bid price for such security on the Principal Market as reported by Bloomberg as of such time of determination, or, if the Principal Market is not the principal securities exchange or trading market for such security, the bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg as of such time of determination, or if the foregoing does not apply, the bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg as of such time of determination, or, if no bid price is reported for such security by Bloomberg as of such time of determination, the average of the bid prices of all of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. as of such time of determination.  If the Bid Price cannot be calculated for a security as of the particular time of determination on any of the foregoing bases, the Bid Price of such security as of such time of determination shall be the fair market value as mutually determined by the Company and the

Required Holders.  If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13.  All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(b)   “Black Scholes Value” means the Black Scholes value of an option for one share of Common Stock at the date of the applicable Cashless Exercise, as such Black Scholes value is determined, calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Closing Bid Price of the Common Stock as of the date of the prospectus included in the registration statement pursuant to which the Units were issued of which this Warrant was a component (adjusted to the same extent that the Exercise Price hereunder has been adjusted pursuant to Section 2(a) hereof), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the Warrant as of the applicable Cashless Exercise, (iii) a strike price equal to the Exercise Price in effect at the time of the applicable Cashless Exercise, (iv) an expected volatility equal to 135% and (v) a remaining term of such option equal to five (5) years (regardless of the actual remaining term of the Warrant).

(c)   “Black Scholes Value—FT” means the value of the unexercised portion of this Warrant remaining on the date of the Holder’s request pursuant to Section 4(c), which value is calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the greater of (1) the highest Closing Sale Price of the Common Stock during the period beginning on the Trading Day immediately preceding the earliest to occur of (x) the public disclosure of the applicable Fundamental Transaction, (y) the consummation of the applicable Fundamental Transaction and (z) the date on which the Holder first became aware of the applicable Fundamental Transaction and ending on the Trading Day of the Holder’s request pursuant to Section 4(c) and (2) the sum of the price per share being offered in cash in the applicable Fundamental Transaction (if any) plus the value of the non-cash consideration being offered in the applicable Fundamental Transaction (if any), (ii) a strike price equal to the Exercise Price in effect on the date of the Holder’s request pursuant to Section 4(c), (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the greater of (1) the remaining term of this Warrant as of the date of the Holder’s request pursuant to Section 4(c) and (2) the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction and (iv) an expected volatility equal to the greater of 135% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the earliest to occur of (x) the public disclosure of the applicable Fundamental Transaction, (y) the consummation of the applicable Fundamental Transaction and (z) the date on which the Holder first became aware of the applicable Fundamental Transaction.

(d)   “Bloomberg” means Bloomberg, L.P.

(e)   “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f)   “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and the last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the average of the bid prices, or the ask prices, respectively, of all of the market makers for such security as reported in the “pink sheets” by OTC Markets Group, Inc.  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders.  If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13.  All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(g)   “Common Stock” means (i) the Company’s shares of common stock, $0.01 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(h)   “Convertible Securities” means any stock, note, debenture or other security (other than Options) that is, or may become, at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(i)   “Early Exercise Trigger Date” means the twentieth (20th) consecutive trading day upon which the closing bid price of the Common Stock is above $4.00 (subject to adjustment as set forth in Section 2), provided, that such 20-day period cannot begin until thirty (30) days after the date of the prospectus included in the registration statement pursuant to which the Units were issued of which this Warrant was a component.

(j)   “Eligible Market” means the NYSE MKT, the New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market, the Principal Market, the OTCBB, the OTCQX or the OTCQB (or any successor to any of the foregoing).

(k)   “Equity Conditions” means:  (i) the Company shall have complied in all material respects with all applicable securities laws and regulations and all rules and regulations of the Eligible Markets in respect of the offer, sale and issuance of the Securities, (ii) the Common Stock (including all shares of Common Stock to be received by Holder) shall be listed or designated for quotation (as applicable) on an Eligible Market and no Trading Market Event (or event which with notice or passage of time would be a Trading Market Event) has occurred, nor shall delisting or suspension by any Eligible Market be pending or threatened, unless upon the occurrence of such Trading Market Event, delisting or suspension, the Common Stock would be eligible for listing or for quotation (as applicable) on another Eligible Market, (iii) the Company shall be in compliance in all material respects with all of its obligations under this Warrant, (iv) each of the Registration Statement (as defined in the Underwriting Agreement) and the prospectus contained therein shall be effective and fully available for use with respect to the issuance of all of the Securities, including, without limitation, any Warrant Shares issued pursuant to a cash exercise hereof, (v) all Warrant Shares (including any Warrant Shares to be received upon exercise or exchange of this Warrant and including any Warrant Shares to be issued in a cash exercise, but taking into account the limitations of Section 1(f)) shall be then (or upon such issuance (as the case may be)) freely tradable by the Holder without restriction of any kind or nature (and the Company shall have no knowledge of any fact which would reasonably be expected to negate the foregoing in the foreseeable future), (vi) no limitation shall be applicable with respect to the issuance of any Warrant Shares hereunder (other than under Section 1(f)), and (vii) the Company is fully reporting under the 1934 Act and Rule 144 (as defined in the Underwriting Agreement).  For purposes hereof, a “Trading Market Event” shall mean if the Company or the Common Stock or any shares of Common Stock issued or issuable hereunder shall cease or fail to be listed for trading or quoted on any Eligible Market or shall fall below any dollar threshold for listing or qualification or the Company shall then not be in compliance with any applicable listing or qualification standard (or will be with the passage of time).

(l)   “Equity Conditions Failure” means that on any applicable date of determination, any of the Equity Conditions have not been satisfied.

(m)   “Expiration Date” means the date that is the fifth (5th) anniversary of the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(n)   “Fundamental Transaction” means that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person unless the shareholders of the Company immediately prior to such consolidation or merger continue to hold more than 50% of the outstanding shares of Voting Stock after such consolidation or merger, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in

Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(o)   “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(p)   “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(q)   “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(r)   “Principal Market” means The Nasdaq Capital Market.

(s)   “Required Holders” means, collectively, as of a particular time of determination, (as applicable) holders of Purchased Warrants then exercisable for an aggregate number of shares of Common Stock equal to at least 66.7% of the number of shares of Common Stock issuable upon exercise of all Purchased Warrants outstanding as of such time of determination (disregarding all limitations on exercise set forth in the Purchased Warrants).

(t)   “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(u)   “Trading Day” means, as applicable, (x) with respect to all price determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(v)   “Trading Halt” means any Trading Day on which the Common Stock does not trade on any Eligible Market either by reason of a suspension in trading, a trading halt or otherwise.

(w)   “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

GREAT BASIN SCIENTIFIC, INC.

By:
Name:
Title

[Signature Page to Warrant to Purchase Common Stock]

SCHEDULE A

WIRE INSTRUCTIONS FOR CASH EXERCISE

[NAME OF BANK]

ABA # [ ]

ACCT # [ ]

ACCT NAME:   [  ]

Schedule A-1

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE COMMON STOCK

GREAT BASIN SCIENTIFIC, INC.

The undersigned holder hereby exercises the right to purchase          of the shares of Common Stock (“Warrant Shares”) of Great Basin Scientific, Inc., a company incorporated under the laws of the Delaware (the “Company”), evidenced by Warrant to Purchase Common Stock No. (the “Warrant”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.   Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be made as:

________________ a “Cash Exercise” with respect to              Warrant Shares; and/or

________________ a “Cashless Exercise” with respect to                 Warrant Shares.

In the event of a “Cash Exercise”, this Exercise Notice and the Aggregate Exercise Price shall be delivered to the Warrant Agent.  In the event of a “Cashless Exercise”, this Exercise Notice shall be delivered to the Company.

In the event that the Holder has elected a Cashless Exercise with respect to some or all of the Warrant Shares, the Holder represents and warrants that the Exchange Amount is $         and, if the Company is permitted to elect to issue shares of Common Stock,            shares of Common Stock are to be delivered to Holder as the Net Number pursuant to such Cashless Exercise, as further specified in Annex A to this Exercise Notice.

2.   Payment of Exercise Price.  In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares, the Holder shall pay the Aggregate Exercise Price in the sum of $ to the Warrant Agent in accordance with the terms of the Warrant.

3.   Delivery of Warrant Shares and Net Number of shares of Common Stock.  The Company shall cause the Warrant Agent to deliver to Holder, or its designee or agent as specified below,             shares of Common Stock in respect of the exercise contemplated hereby.  Delivery shall be made to Holder, or for its benefit, to the following address:

Date:                      ,

______________________
Name of Registered Holder

By:	___________________ Name: Title: Account Number: ___________________________ (if electronic book entry transfer) Transaction Code Number: _____________________ (if electronic book entry transfer)

Exhibit A-1

ANNEX A TO EXERCISE NOTICE

CASHLESS EXERCISE EXCHANGE CALCULATION

TO BE FILLED IN BY THE REGISTERED HOLDER TO EXCHANGE THIS
WARRANT TO PURCHASE COMMON STOCK FOR COMMON STOCK IN A
CASHLESS EXERCISE PURSUANT TO SECTION 1(d) OF THE WARRANT

Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

Net Number = (A x B)/C =               shares of Common Stock

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised =               .

B= Black Scholes Value =                       .

C= the Closing Bid Price of the Common Stock as of two (2) Trading Days prior to the time of such exercise                      .

Date:                      ,

______________________
Name of Registered Holder

By:	___________________ Name: Title:

Annex A-1

EXHIBIT B

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs American Stock Transfer & Trust Company, LLC to issue the above indicated number of shares of Common Stock.

GREAT BASIN SCIENTIFIC, INC.

By:
Name
Title

Exhibit B-1

EXHIBIT 10.1

AMENDMENT AGREEMENT NUMBER TWO

This Amendment Agreement Number Two (this “Agreement”) is entered into as of December 3, 2015, by and between Great Basin Scientific, Inc., a Delaware corporation (the “Company”), and the investor signatory hereto (the “Investor”) with reference to the following facts:

A.           On February 25, 2015, the Company, in connection with a public offering of units of the Company, entered into an underwriting agreement (the “Underwriting Agreement”) with Dawson James Securities, Inc., as representative of the several underwriters, and amended the Underwriting Agreement on February 27, 2015.  Pursuant to the Underwriting Agreement, as amended, the Company sold approximately 2,724,000 units, with each unit consisting of one share of Series E Convertible Preferred Stock and eight Series C Warrants, as amended (the “Series C Warrants”). The Series C Warrants were previously amended on June 23, 2015 and September 21, 2015. Capitalized terms not defined herein shall have the meaning as set forth in the Series C Warrants, as amended.

B.           The Investor currently holds such aggregate number of Series C Warrants as specified on the signature page of such Investor (collectively, the “Investor Warrants”).

C.           Each of the Company and the Investor desires to amend the Investor Warrants as further provided herein.

D.           In compliance with Section 9 of the Series C Warrants, this Agreement shall only be effective upon the execution and delivery of this Agreement and agreements in form and substance identical to this Agreement (the “Other Agreements”, and together with this Agreement, the “Agreements”) by other holders of Series C Warrants (each, an “Other Holder”) which, together with the Investor, represent holders of Series C Warrants then exercisable for an aggregate number of shares of Common Stock equal to at least 66.7% of the number of shares of Common Stock issuable upon exercise of all Series C Warrants outstanding as of such time of determination (disregarding all limitations on exercise set forth in the Series C Warrants) (the “Required Holders”) (such time, the “Effective Time”).

NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Amendments to Series C Warrants.  As of the Effective Time, each of the Series C Warrants shall be amended as follows:

a.           Section 1(h) of the Series C Warrants is hereby amended as follows:

“Sub-section (b) thereof which currently begins “(b) commencing upon the first time that an Authorized Share failure shall occur…” is hereby amended to read “(b) commencing upon the first day that any Authorized Share Failure shall occur…”

b.	Section 1 is hereby amended to add Section 1(i) as follows:

“(i)           Mandatory Exercise. At 5:00 p.m. (New York City time) on the Trading Day that is twenty five (25) Trading Days (the “Mandatory Exercise Time”) after an amendment to the Company’s certificate of incorporation, as amended, goes effective with the Delaware Secretary of State that increases the Company’s available authorized shares of common stock, either through an increase in authorized shares of common stock and/or through a reverse stock split, to meet the Required Reserve Amount and eliminate the Authorized Share Failure (“Authorized Share Amendment Date”), this Warrant, along with all then outstanding Purchased Warrants, will automatically be deemed exercised pursuant to Section 1(d) hereof and the Company will deliver to the Holder of this Warrant shares of Common Stock equal to the “Net Number” of shares of Common Stock to be delivered as determined by the formula in Section 1(d) hereof for settlement in shares of Common Stock, delivery to occur pursuant to the exercise and delivery procedures of this Warrant; provided however, that if delivery of shares of Common Stock would result in the Holder or any of its Affiliates beneficially owning in excess of 4.99% of the Common Stock (such beneficial ownership to be calculated in the same manner set forth in Section 1(f) hereof), then the Company will issue and deliver to the Holder: (A) such number of shares of Common Stock to bring the Holder’s beneficial ownership equal to 4.99% and (B) such number of pre-funded rights (“Pre-Funded Rights”) in the Company, exercisable at any time without any additional payment upon notice to the Company, to acquire such number of shares of Common Stock equal to the remaining shares of Common Stock due to be delivered pursuant to Section 1(d) thereof such that the aggregate number of shares of Common Stock delivered under (A) plus the number of shares of Common Stock acquirable upon exercise of the Pre-Funded Rights equals the “Net Number” of shares of Common Stock to be delivered. The Pre-Funded Rights will contain a provision limiting the exercise or exchange of such Pre-Funded Rights substantially identical to Section 1(f) hereof. In connection with the mandatory exercise of this Warrant pursuant to this Section, the Holder hereby agrees to use its commercially reasonable efforts to assist the Company in completing such exercise, including but not limited to, executing and delivering to the Company a completed and duly executed Exercise Notice for this Warrant in its entirety. The Holder agrees that its failure to cooperate with the Company and deliver an Exercise Notice may result in a delay of delivery of the shares of Common Stock or Pre-Funded Rights and that to the extent such delay is attributable to such Holder’s failure to cooperate, the Company shall not be liable to the Holder for such delay, including pursuant to Section 1(c) hereof. If from the Authorized Share Amendment Date through the Mandatory Exercise Time, as may be adjusted pursuant to this provision, either (a) an Authorized Share Failure occurs or is occurring and this Warrant is subject to a Standstill Period or (b) the Common Stock is subject to a Trading Halt, then the Mandatory Exercise Time will be delayed one Trading Day for every Trading Day of such Standstill Period or such Trading Halt, provided that if this Warrant is subject to both a Standstill Period and a Trading Halt on the same Trading Day, the Mandatory Exercise Time will only be extended by one Trading Day.”

c.           Section 2(a) of the Series C Warrants is hereby amended to add the following sentence to the end of such section:

“Any other calculation made pursuant to the provisions of this Warrant occcuring immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution or for any such stock split, shall be adjusted accordingly to reflect the dividend, distribution or stock split, inlcuding specifically, but without limitation, an adjustment to the Closing Bid Price used to calculate the “Net Number” of shares of Common Stock to be delivered pursuant to Section 1(d) hereof.”

d.           Section 6 of the Series C Warrants is hereby amended to add the following sentence to the end of such section:

“Notwithstanding anything in this Warrant to the contrary, with respect to any given number of Warrant Shares issuable upon exercise of this Warrant (except to the extent the Company does not have sufficient authorized shares of common stock available to effect such exercise of this Warrant), the Holder hereby acknowledges and agrees that the Holder shall not own, and shall be prohibited from representing to any Person that such Holder owns, such Warrant Shares “long” (as defined pursuant to Regulation SHO of the Securities Exchange Act of 1934, as amended) until such time as the Holder shall have delivered an irrevocable Exercise Notice with respect to such Warrant Shares to the Company pursuant to Sections 1(a) or 1(d) of this Agreement.”

e.           The following definitions will be inserted into Section 16 of the Series C Warrants, mutatis mutandis with respect to the section numbers in such section:

““Trading Halt” means any Trading Day on which the Common Stock does not trade on any Eligible Market either by reason of a suspension in trading, a trading halt or otherwise.”

2.           Acknowledgements.  The Company hereby confirms and agrees that (i) except with respect to the amendments set forth in Section 1 above as of the Effective Time, the Series C Warrants shall continue to be, in full force and effect; (ii) the execution, delivery and effectiveness of this Agreement shall not operate as an amendment of any right, power or remedy of the Investor except to the extent set forth herein. As of the Effective Time, the Series C Warrants will be fully amended and restated to reflect the amendments set forth in Section 1 above and the form of such amended and restated Series C Warrant will be substantially as attached hereto as Exhibit A.

3.           Fees, Expenses, Taxes.  Each party to this Agreement shall bear its own expenses in connection with the transactions contemplated hereby.

4.           Disclosure of Transactions and Other Material Information.  On or before 9:30 a.m., New York City time, on December 9, 2015, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement in the form required by the Securities Exchange Act of 1934, as amended, and attaching a copy of the form of this Agreement as an exhibit to such Current Report on Form 8-K (including all attachments, schedules and exhibits thereto, the “8-K Filing”). From and after the filing of the 8-K Filing with the Securities and Exchange Commission, the Investor shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, that is not disclosed in such 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and each Investor or any of its affiliates, on the other hand, shall terminate. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, affiliates, employees and agents, not to, provide any Investor with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of such Investor.  To the extent that the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates employees or agents delivers any material, non-public information to any Investor without such Investor’s consent, the Company hereby covenants and agrees that such Investor shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents not to trade on the basis of, such material, non-public information.  The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

5.           Representations and Warranties.

(a)           Each Investor, as to itself only, represents and warrants to the Company with respect to only itself that, as of the date hereof and as of the Effective Date:

(i)           Organization; Authority. The Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement.

(ii)           Ownership of Investor Warrants.  The Investor owns and holds, both beneficially and of record, the entire right, title, and interest in and to the Investor Warrants free and clear of all Encumbrances (as defined below). The Investor has full power and authority to transfer and dispose of the Investor Warrants to the Company free and clear of any Encumbrance.  There is no outstanding vote, plan, pending proposal, or other right of any person to acquire all or any of the Investor Warrants. As used herein, “Encumbrances” shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future other than encumbrances by one or more brokers of the Investor and encumbrances under federal or state securities laws.

(iii)           Validity; Enforcement.  This Agreement has been duly and validly authorized, executed and delivered on behalf of the Investor and constitutes the legal, valid and binding obligations of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(iv)           No Conflicts.  The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby will not (I) result in a violation of the organizational documents of the Investor, (II) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or (III) result in a violation of any law, rule, regulation, order, judgment  or decree (including federal and state securities laws) applicable to the Investor, except in the case of clauses (II) and (III) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations hereunder.

(b)         The Company represents and warrants to the Investor that, as of the date hereof and as of the Effective Date:

(i)           Organization and Qualification. Each of the Company and each of its Subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted.

(ii)           Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby has been duly authorized by the Company’s board of directors and no further filing, consent or authorization is required by the Company, its board of directors, shareholders or other governing body.  This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

(iv)           No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (I) result in a violation of the organizational documents of the Company or any share capital of the Company, (II) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (III) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the Nasdaq Capital Market and including all applicable federal laws, rules and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except, in the case of clause (II) or (III) above, to the extent that such violations could not reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform any of its obligations hereunder.

(vi)           Consents.  Neither the Company nor any of its subsidiaries (the “Subsidiaries”) is required to obtain any consent from, authorization or order of, or make any filing or registration with any Governmental Entity (as defined below) or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations contemplated hereby.  All consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof (or in the case of filings, will be made timely after the date hereof), and neither the Company nor any of its Subsidiaries are aware of any facts or circumstances which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registrations, applications or filings contemplated hereby. “Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

6.           Independent Nature of Investor Obligations and Rights.  The obligations of the Investor under this Agreement are several and not joint with the obligations of any Other Holder, and the Investor shall not be responsible in any way for the performance of the obligations of any Other Holder under any Other Agreement.  Nothing contained herein or in any Other Agreement, and no action taken by the Investor pursuant hereto, shall be deemed to constitute the Investor and Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement and the Company acknowledges that the Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or  any Other Agreement.  The Company and the Investor

confirm that the Investor has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors.  The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or, any Other Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

7.           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8.           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

9.           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

11.           Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

12.           Amendments.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investor.

13.           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

14.           Notice.  Whenever notice is required to be given under this Agreement, unless otherwise provided herein, such notice shall be given to such address as set forth on the signature page of such party.

15.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

16.           Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CONSENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

 [Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

INVESTOR:

By:
Name:
Title:

Address for Notices:_________________________________________

_________________________________________________________

_________________________________________________________

Aggregate number of Series C Warrants held by the Investor (without regard to any limitation on exercise set forth therein):

_________________________________________________________

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

THE COMPANY:
GREAT BASIN SCIENTIFIC, INC.

By:
Name:
Title:

Address for Notices:

Great Basin Scientific, Inc.
2441 South 3850 West
Salt Lake City, UT   84120
Attention:  Chief Executive Officer
Facsimile: (801) 990-1051
E-Mail:  rashton@gbscience.com
               jrona@gbscience.com

Exhibit A

Form of Amended and Restated Series C Warrant

[see attached]